Exhibit 23.3

Consent of Independent Petroleum Engineers

Sproule Associates, Inc., does hereby consent to the use of its reports relating to the proved oil and gas reserves of GeoPetro Resources Company and to the reference to the firm as an expert in the Form S-1 Registration Statement being filed by GeoPetro Resources Company.

/s/ R. Keith Macleod
Sproule Associates, Inc. R. Keith Macleod Executive Vice President

Denver, CO June 20, 2006